EXHIBIT 10.19

RELEASE AGREEMENT

This Release Agreement (this “Release Agreement”) is made by and between Tyme Technologies, Inc. and Steven Hoffman, as of March 24, 2022.

DEFINITIONS

1.

As used herein, unless otherwise specified, the term “Company” shall mean Tyme Technologies, Inc., and all of its affiliates, successors, predecessors, assigns, parents, subsidiaries and divisions (whether incorporated or unincorporated).

2.	As used herein, unless otherwise specified, the term “Employee” shall mean Steven Hoffman.

RECITALS

WHEREAS, Employee and the Company entered into an amended and restated employment agreement dated as of November 24, 2020 (the “Employment Agreement”), which superseded the terms and conditions of the prior employment agreement dated as of March 5, 2015 in its entirety;

WHEREAS, pursuant to this Release Agreement, the Company and Employee have mutually agreed that Employee will resign as an officer of the Company, effective as of March 21, 2022 (the “Separation Date”), and that, after the execution and delivery of this Release Agreement by Employee, without his revocation thereafter, Employee will receive the Severance Payment set forth herein;

WHEREAS, as a condition to the Company’s willingness to enter into this Release Agreement, Employee and the Company have entered into a voting agreement simultaneous with their entry into of this Release Agreement (the “Voting Agreement”); and

WHEREAS, capitalized terms used but not defined in this Release Agreement shall have the meanings given to such terms in the Employment Agreement.

NOW, THEREFORE, in consideration of the promises, representations and mutual covenants contained in this Release Agreement, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, it is agreed as follows:

1.Termination of Employment. Employee and the Company hereby mutually agree that Employee’s employment with the Company under the Employment Agreement shall terminate, effective as of the Separation Date, and such termination shall be deemed a termination without Cause under Section 5(a) of the Employment Agreement.  As of the Separation Date, Employee shall cease to be the Chief Science Officer of the Company, and his employment with the Company shall end.  Employee shall execute and deliver other documents reasonably requested by the Company to memorialize or effectuate such resignation.  Such resignation and termination shall not affect Employee’s status as a director of the Company.

2.Severance. The Company shall provide Employee with the following payment in full satisfaction of the Company’s obligations (a) under the Employment Agreement and (b) otherwise, subject to Employee’s execution and delivery of the Voting Agreement: (x) Two Million One Hundred Five Thousand Three Hundred Sixty-Six Dollars and Sixteen Cents ($2,105,366.16) and (y) any unpaid Expenses incurred and submitted for reimbursement as of the Separation Date (collectively, the “Severance Payment”), such Severance Payment to be paid to Employee in one lump sum promptly following the Effective Date, which is inclusive of all amounts payable by the Company pursuant to Section 5(a) of the Employment Agreement.  Notwithstanding anything to the contrary contained in this Agreement, Employee shall receive, in accordance with the Company’s normal payroll practices, his Base Salary for the current payroll period through the Separation Date, which the parties agree is Six Thousand Nine Hundred Forty-Four Dollars and Forty-Four Cents ($6,944.44).

Employee acknowledges that the payment described above, including the acceleration of the payment of the Severance Payment such that it will be paid in one lump sum, would not be paid or provided unless Employee executed this Release Agreement.  Employee further acknowledges and agrees that such payments are adequate and independent consideration for Employee executing this Release Agreement and releasing any and all claims against the Company. Employee agrees that all payments to him under this Agreement are due solely from the Company and that Insperity PEO Services, L.P. (“Insperity”) has no obligation to make those payments even though its payment may be processed through Insperity.

Notwithstanding anything to the contrary contained in this Agreement or otherwise, Employee shall be entitled, to participate in the health and, to the extent eligible following the Separation Date, other welfare plans in which Employee currently participates pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), provided that Employee makes all timely elections and makes payment of all amounts required under COBRA.

3.Release of All Claims.

(a)By Employee.

(i)In consideration of the above and the Company’s entry into the Voting Agreement, and the other promises set forth in this Release Agreement, Employee fully and forever waives, releases, acquits and discharges the Company, Insperity, and their current and former owners, directors, officers, trustees, shareholders, managers, employees and agents (collectively, the “Company Released Parties”) from and for all manner of claims, actions, suits, charges, grievances and/or causes of action, in law or in equity, existing by reason of and/or based upon any fact or set of facts, known or unknown, existing from the beginning of time through the Separation Date which

Employee now has, owns or holds, or has at any time heretofore had, owned or held against the Company Released Parties (collectively, the “Company Released Claims”), including, but not limited to, (i) all claims, actions, suits, charges, grievances and/or causes of action arising under the Employment Agreement, (ii) all claims, actions, suits, charges, grievances and/or causes of action (x) for wages, compensation, liquidated damages, commissions, bonuses, benefits, sums of money, damages of every type, costs, attorneys’ fees, judgments, and executions, (y) alleging wrongful discharge, breach of contract, breach of implied contract, breach of the covenant of good faith and fair dealing, tortious interference with contract or business relationships, assault, battery, invasion of privacy, misappropriation of trade secrets, promissory estoppel, unjust enrichment, loss of consortium, violation of the penal statutes, negligent or intentional infliction of emotional distress, negligence, defamation, retaliation and/or discrimination and/or harassment on account of age, sex, sexual orientation, creed, religion, race, color, national origin, sensory disability, mental disability, physical disability, veteran or military status, marital status, or any other classification recognized under all applicable discrimination laws, or (z) under the common law, civil rights statutes, the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act), Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act, COBRA, the Workers Adjustment Retraining Notification Act, the Equal Pay Act, the Uniformed Services Employment and Reemployment Rights Act, the National Labor Relations Act, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, the New Jersey Wage Payment Law, the New Jersey Wage and Hour Law, or any and all other federal, state or local statutes, ordinances and laws, and (iii) every type of relief (legal, equitable and otherwise) available to Employee.  Nothing in this Release Agreement shall be construed as releasing the Company Released Parties from, and the Company Released Claims shall not include: (1) any claims arising after Employee signs this Release Agreement; (2) any claims related to the enforcement of this Release Agreement or the Voting Agreement; (3) any rights or claims to any Base Salary accrued, but unpaid as of the Separation Date; (4)  any claims that by law cannot be waived by private agreement without judicial or governmental supervision; (5) any rights or claims to any benefits earned or vested pursuant to the Company’s benefit plans as of the Separation Date (other than Options to acquire Capital Stock (“Options”)); (6) any rights arising out of Employee’s ownership of shares of Capital Stock; (7) any rights or claims Employee may have to workers’ compensation or unemployment benefits; (8) Employee’s right to indemnification or exculpation under the Employment Agreement, Employer’s policies or law with respect to Employee’s service as a director or officer of Employer (including without limitation any such rights under Employer’s Certificate of Incorporation, Bylaws and Directors and Officers Liability Insurance coverage); and/or (9) any claims that cannot be waived by law.

(ii)Employee agrees and acknowledges that he has no further right to receive any compensation, payments or benefits from the Company or Insperity, other than (A) as set forth in this Release Agreement, (B) with respect to any matters that are excluded from the Release pursuant to the last sentence of Section 3(a)(i), (C) as a non-employee director of the Company, (D) as the holder of shares of the capital stock of the Company, and (E) as the holder of those Options to purchase shares of the capital stock of the Company previously granted to Employee (but only to the extent such Options, by their terms, survive the Separation Date and, then, only for so long as such Options, by their terms, grant Employee any rights to acquire any capital stock of the Company or other entity).  Employee further agrees and acknowledges that, except as otherwise specified in this Release Agreement, (X) the Company has no further obligations under the Employment Agreement; and (Y) all of Employee’s outstanding Options (whether vested or unvested) shall expire without consideration on the date set forth in the applicable Option assuming for the purpose of such Option that the termination date of employment of Employee is the Separation Date.

(b)By the Company.  In consideration of the granting of the release of the Company of the Company’s obligations under the Employment Agreement and Employee’s entry into the Voting Agreement, and the other promises set forth in this Release Agreement, the Company, with the intention of binding the Company, the Company’s successors and assigns and assigns, fully and forever waives, releases, acquits and discharges Employee, and Employee’s heirs, family members, agents, employees, representatives, executors, administrators, representatives and assigns (collectively, the “Employee Released Parties”) from and for all manner of claims, actions, suits, charges, grievances and/or causes of action, in law or in equity, existing by reason of and/or based upon any fact or set of facts, known or unknown, existing from the beginning of time through the Separation Date which the Company now has, owns or holds, or has at any time heretofore had, owned or held against the Employee Released Parties (collectively, the “Employee Released Claims”).  Nothing in this Release Agreement shall be construed as releasing the Employee Released Parties from (i) any claims arising after the Company signs this Release Agreement; (ii) any claims related to the enforcement of this Release Agreement or the Voting Agreement; (iii) any rights or claims that may arise under the Voting Agreement after its execution by both the Company and Employee, (iv) any claims for fraud, breach of fiduciary duty or arising out of unlawful conduct (it being understood the Company is not aware of any claims or threatened claims), and/or (v) any claims that cannot be waived by law.

4.Covenant Not to Sue.

(a)By Employee.  Employee represents that he has not filed any action, charge, suit or claim against any Company Released Party with any federal, state or local agency or court relating to any Company Released Claim.  Employee covenants and agrees that he will not pursue or allege any claim, matter or cause of action in violation of, and/or released under, this Release Agreement.  Employee further agrees that should any claims, charges, complaints, suits or other actions be filed hereafter on his behalf by any federal, state or local agency or by any other person or entity with respect to a Company Released Claim, he will immediately withdraw with prejudice, or cause to be withdrawn with prejudice, and/or dismiss with prejudice, or cause to be dismissed with prejudice, any such claims, charges, complaints, suits or other actions filed against any of the Company Released Parties.  Employee further agrees that, to the fullest extent permitted by law, Employee shall receive no relief of any type (monetary, equitable or otherwise) with respect to, relating to and/or on account of any such claims, matters or actions.  Employee agrees to opt out of any class action or collective action filed against any of the Company Released Parties to the extent related to a Company Released Claim.

(b)By the Company.  The Company represents that it has not filed any action, charge, suit or claim against any Employee Released Party with any federal, state or local agency or court relating to any claim Employee may have with respect to the Employment Agreement or Employee’s employment by, or directorship with, the Company (an “Employee Released Claim”).  The Company covenants and agrees that it will not, nor cause any of the Company Released Parties to, pursue or allege any claim, matter or cause of action in violation of, and/or released under, this Release Agreement.  The Company further agrees that should any claims, charges, complaints, suits or other actions be filed hereafter on its behalf by any federal, state or local agency or by any other person or entity with respect to an Employee Released Claim, the Company will immediately withdraw with prejudice, or cause to be withdrawn with prejudice, and/or dismiss with prejudice, or cause to be dismissed with prejudice, any such claims, charges, complaints, suits or other actions filed against any of the Employee Released Parties.  The Company further agrees that, to the fullest extent permitted by law, the Company shall receive no relief of any type (monetary, equitable or otherwise) with respect to, relating to and/or on account of any such claims, matters or actions.

5.Restrictive Covenants. Employee acknowledges and agrees that he will remain bound by, and continue to adhere to, those restrictions set forth in Sections 6, 7 and 8(a)‑(d) (it being agreed by the Company and Employee that the term “Restrictive Period” under the Employment Agreement shall terminate on the second anniversary of the Separation Date) of the Employment Agreement that survive the termination of his employment.

6.Confidentiality. To the fullest extent permitted by law, Employee agrees to keep confidential all facts, opinions, and information which relate in any way to Employee’s employment or cessation of employment with the Company, as well as the terms of this Release Agreement; provided, however, Employee may discuss the terms of this Release Agreement (x) with his legal representative and/or tax preparer, each of whom must also agree to maintain confidentiality and comply with this Section 6, (y) with the U.S. Equal Employment Opportunity Commission or (z) if otherwise compelled to do so by a court of competent jurisdiction or government agency.  Notwithstanding anything in this Release Agreement to the contrary, nothing contained in this Release Agreement or the surviving provisions of the Employment Agreement identified in Section 5 is intended to prohibit or restrict Employee in any way from: (a) making any disclosure of any information about the Company, Employee’s employment or membership on the Board or this Release Agreement as required by law, or to a government agency in connection with any charge or investigation; (b) providing information to, filing a charge with, or testifying or otherwise assisting in any investigation or proceeding brought by any federal, state or local regulatory or law enforcement agency (including without limitation the U.S. Equal Employment Opportunity Commission) or legislative body, any self-regulatory organization, or the Company’s legal, compliance or human resources officers; (c) cooperating, participating or assisting in an investigation or proceeding brought by the Securities Exchange

Commission (“SEC”) without notifying the Company; or (d) making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation.  However, Employee acknowledges and agrees that Employee cannot recover any monetary damages or equitable relief in connection with a charge or proceeding brought by Employee or through any action brought by a third party with respect to the Released Claims.  This Release Agreement does not, however, waive or release Employee’s right to receive a monetary award from the SEC.

7.Nondisparagement; Communications.

(a)Employee shall not, at any time or by any means whatsoever, either directly or indirectly, disparage or encourage or induce others to disparage the Company or its subsidiaries or affiliates, any of their clients, customers or businesses, or any of their current or former officers, directors, employees or shareholders. The Company shall not, and shall cause its officers, directors and employees (in each case, while in service of the Company) not to, at any time or by any means whatsoever, either directly or indirectly, disparage or encourage or induce others to disparage Employee or any Employee Released Party.  For purposes of this Section 7, the term “disparage” includes any statement to any third party (whether through non-public communication with any person, social media or in any public communication to the media) , but shall not include statements expressly permitted by Section 6 above.

(b)Employee agrees that, during the period commencing on the Separation Date and ending on the 24‑month anniversary of the Separation Date, prior to making any public statement with respect to the Company or its subsidiaries or affiliates, any of their clients, customers or businesses, or any of their then current officers, directors, employees or shareholders (whether verbally or in writing, on or off the record, to the press, through social media or otherwise), Employee shall first obtain the written approval of the Chief Executive Officer of the Company, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, nothing in this Section 7(b) shall preclude Employee, without obtaining the written approval of the Chief Executive Officer of the Company, from responding truthfully to a valid subpoena, cooperating with a governmental agency in connection with any investigation it is conducting, or taking any action otherwise required by law, nor shall it preclude Employee from confirming his prior employment with, his current stockholdings in, and any then current directorship positions with, the Company.

(c)The Company agrees that, during the period commencing on the Separation Date and ending on the 24‑month anniversary of the Separation Date, the members of the Board and the executive officers of the Company shall not, and the Company shall cause all other employees of the Company and the Company’s subsidiaries (in each case, while in service of the Company) not to, make any public statement that disparages Employee.  Notwithstanding the foregoing, nothing in this Section 7(c) shall preclude the members of the Board or the executive officers of the Company from responding truthfully to a valid subpoena, cooperating with a governmental agency in connection with any investigation it is conducting, or taking any action otherwise required by law.

8.Return of the Company’s Property. In accordance with Section 6(b) of the Employment Agreement, Employee represents that he has delivered all memoranda, notes, plans, designs, records, reports, computer files and software and other documents and data (and copies thereof) that are Confidential Information or Work Product (as defined in the Employment Agreement) or information relating to the business of the Company or its Affiliates which he possesses or has under his control. Employee may retain copies of such materials to the extent they relate to any applications other than cancer in humans and COVID-19 (the “Retained Information”). The parties further acknowledge that Employee is in possession of that certain shuttle technology machine (the “Machine”) and agree that upon notice from the Company to the Employee, and at the Company’s sole cost and expense, including without limitation all shipping and delivery charges, the Company shall make arrangements for and take possession of the Machine in order to relocate the Machine to a location determined by the Company on such date as mutually agreed to by the parties hereto, but in no event later than the date with is 30 days following the Separation Date.

9.Cooperation. (a)  To the fullest extent permitted by law, Employee will not cooperate with, or assist in, any claim, charge, lawsuit or arbitration against the Company with respect to a Company Released Claim, unless required to do so by a lawfully issued subpoena, by court order or as expressly provided by regulation or statute.  In the event Employee is served with a subpoena or is required by court order or otherwise to testify in any type of proceeding involving the Company and related to a Company Released Claim, to the extent permissible under law, Employee shall promptly advise the Company in writing of the same.

(a)Employee shall provide reasonable cooperation to the Company during the period commencing on the Separation Date and ending on the 24-month anniversary of the Separation Date, (i) in any internal investigation, administrative, regulatory, or judicial proceeding, or any dispute with a third party, and/or (ii) concerning Confidential Information, Work Product and other information that Employee created or obtained while employed by the Company relating to the Company’s business as of the Separation Date, including by providing copies of Retained Information to the extent they directly relate to Confidential Information, Work Product, or such other information that Employee created or obtained while employed by the Company relating to the Company’s business as of the Separation Date.  Employee’s cooperation may include being available to the Company for nominal periods of time, upon reasonable notice, for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company pertinent information, and turning over to the Company all relevant documents which are or may come into Employee’s possession.  Employee understands that in the event the Company asks for Employee’s cooperation in accordance with this provision, the Company will reimburse him for reasonable travel expenses (including lodging and meals at the quality customarily afforded and paid by the Company with respect to executive officers travelling on Company business) upon submission of receipts reasonably acceptable to the Company and, if the amount of time required exceeds a nominal amount of time, Employee shall be provided with reasonable compensation for providing such cooperation.

10.Non-Admission of Liability. It is expressly understood and agreed that this Release Agreement shall not be deemed or construed as an admission of fault or liability by any party hereto and that no party is admitting that it has committed any wrong.  The Company and Employee each agree that this Release Agreement is inadmissible by both the Company and Employee as evidence in any proceeding, legal or otherwise, except to the extent necessary to enforce its provisions.

11.Entire Agreement. This Release Agreement, the surviving provisions of the Employment Agreement identified in Section 5, and the Voting Agreement contain all the agreements between the parties hereto relating to Employee’s employment and termination thereof.  Except as specifically set forth herein, this Release Agreement supersedes any prior agreements or representations, whether oral or written, between the parties hereto as to the subject matter contained herein.  This Release Agreement may be modified, supplemented or superseded only in a written document signed by both parties hereto.  Employee represents and acknowledges that in executing this Release Agreement, Employee is not relying upon any representation or statement made by the Company with regard to the subject matter, basis or effect of this Release Agreement.

12.Withholding. Any payments made under this Release Agreement shall be subject to applicable federal, state and local tax reporting and withholding requirements.

13.Governing Law; Arbitration; Enforcement. (a)  New Jersey law shall govern this Release Agreement, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New Jersey or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Jersey.

(a)Except as provided in Section 13(c), any dispute or controversy arising with respect to this Release Agreement and Employee’s employment or termination thereof shall, at the election of either Employee or the Company, be submitted to JAMS for resolution in arbitration in accordance with the rules and procedures of JAMS.  Either party shall make such election by delivering written notice thereof to the other party at any time (but not later than 45 days after such party receives notice of the commencement of any administrative or regulatory proceeding or the filing of any lawsuit relating to any such dispute or controversy) and thereupon any such dispute or controversy shall be resolved only in accordance with the provisions of this Section 13(b).  Any such proceedings shall take place in Newark, New Jersey before a single arbitrator (rather than a panel of arbitrators), pursuant to any streamlined or expedited (rather than a comprehensive) arbitration process, before a non-judicial (rather than a judicial) arbitrator, and in accordance with an arbitration process which, in the judgment of such arbitrator, shall have the effect of reasonably limiting or reducing the cost of such arbitration.  The resolution of any such dispute or controversy by the arbitrator appointed in accordance with the procedures of JAMS shall be final and binding.  Judgment upon the award rendered by such arbitrator may be entered in any court having jurisdiction thereof, and the parties consent to the jurisdiction of the New Jersey courts for this purpose.  The prevailing party shall be entitled to recover the costs of arbitration (including reasonable attorneys’ fees and the fees of experts) from the losing party, unless prohibited by applicable law.  If at the time any dispute or controversy arises with respect to this Release Agreement, JAMS is not in business or is no longer providing arbitration services, then the American Arbitration Association shall be substituted for JAMS for the purposes of the foregoing provisions of this Section 13(b). Employee agrees that, by this Section 13(b), he is waiving the right to a trial in a court of law, including a trial before a jury, as to all claims and controversies within the scope of this Section 13(b).

(b)In the event of Employee's actual or threatened breach of any of the covenants referenced in Sections 5 through 9 of this Release Agreement, the Company shall have the right and remedy to have such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company.

14.Successors and Assigns. This Release Agreement shall inure to the benefit of the successors and assigns of the Company and Employee.

15.Severability. (a)  If any portion of this Release Agreement is ruled unenforceable, all remaining portions of this Release Agreement shall remain valid and shall not affect the validity of the releases in this Release Agreement.  Furthermore, an award of any damages for breach of this Release Agreement will not affect the validity of the releases in this Release Agreement.

(a)If any provision of this Release Agreement is adjudged by any court of law to be void or unenforceable in its entirety, the Company and Employee agree to cooperate to develop a mutually acceptable alternative provision(s) to adequately protect the intent of the parties to provide Employee with the consideration set forth in Section 2 in exchange for Employee’s execution of a release of claims against the Company and Employee’s covenants set forth herein.

16.No Reliance; No Waiver. Employee represents that he is not relying on any representation, statement or promise of the Company or any other party in giving this Release Agreement.  This Release Agreement may not be amended, modified, waived or terminated except in a writing signed by Employee and an authorized representative of the Company.

17.Headings; and Interpretation. The paragraph and section headings in this Release Agreement are inserted merely for the convenience of reference only and shall not be used to construe, affect or modify the terms of any paragraph or provision of this Release Agreement.  For all purposes hereof, the terms “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”.

18.Notice. All documents, notices, requests, demands and other communications that are required or permitted to be delivered or given under this Release Agreement shall be in writing and shall be deemed to be given:  (x) upon delivery, if delivered in person; (y) upon delivery, if sent by facsimile, provided that notice is also sent by first class mail (registered or certified), return receipt requested, with proper postage prepaid; or (z) five business days after being sent by first class mail (registered or certified), return receipt requested, with proper postage prepaid, and in each case, addressed as follows:

If to Employee:

Mr. Steven Hoffman
c/o Tyme Technologies, Inc.
One Pluckemin Way, Suite 103
Bedminster, New Jersey 07921

With a copy to (which shall not constitute notice hereunder):

Keith S. Braun, Esq.
Moritt Hock & Hamroff LLP
400 Garden City Plaza
Garden City, New York 11530
kbraun@moritthock.com

If to Employer:

Tyme Technologies, Inc.
One Pluckemin Way, Suite 103
Bedminster, New Jersey 07921
Attention:  Chief Executive Officer
                  Chief Legal Officer

19.Indemnification.  Nothing in this Agreement, shall affect the Company’s obligations to indemnify and hold harmless Employee in accordance with the Company’s Certificate of Incorporation and By-laws and policies, as in effect as of the Separation Date, with respect to the indemnification of, and other obligations owed to, former officers and directors of the Company.

20.Knowing and Voluntary Agreement; Review by Counsel.  Employee acknowledges that he has carefully read and reviewed this Agreement and fully understands all of the provisions and effects of this Agreement; that the Company has advised him in writing, by this paragraph and below, to consult with an attorney before signing this Agreement, and he has done so; that the Company has provided Employee with no less than 21 days to consider this Agreement before signing it, which period Employee agrees has not restarted as a result of any changes to prior drafts of the Agreement; that the Company has provided Employee seven days after he signs to revoke his acceptance, if he chooses to do so, by the notice provision provided above; that Employee is knowingly and voluntarily entering into this Agreement free of coercion and duress; and that neither the Company, nor any of its agents or attorneys has made any representations or promises concerning the terms or effects of this Agreement other than those set forth in this Agreement. This Agreement shall become effective and enforceable (the

“Effective Date”) on the eighth day after Employee executes this Agreement, provided he has not revoked it as provided above.

21.Section 409A. This Release Agreement is intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with Section 409A of the Code.  To the extent any reimbursements or in-kind benefits due to Employee under this Release Agreement constitutes “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Employee in a manner consistent with Treas. Reg. Section 1.409A‑3(i)(1)(iv). Each payment made under this Release Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.

EMPLOYEE WITHOUT ANY DURESS OR COERCION FREELY, KNOWINGLY AND VOLUNTARILY ENTERS INTO AND GIVES THIS RELEASE AGREEMENT.  EMPLOYEE UNDERSTANDS AND AGREES WITH ALL OF THE PROVISIONS AND THE TERMS STATED IN THIS RELEASE AGREEMENT AND HAS BEEN AFFORDED AT LEAST 21 DAYS TO CONSIDER WHETHER TO ENTER INTO THIS RELEASE AGREEMENT AND SEVEN DAYS AFTER EXECUTING THE RELEASE AGREEMENT TO REVOKE HIS ACCEPTANCE OF IT, IF HE WISHES TO DO SO.  EMPLOYEE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY OF EMPLOYEE’S CHOOSING PRIOR TO EXECUTING THIS RELEASE AGREEMENT, WHICH CONTAINS A RELEASE AND WAIVER, AND HE HAS HAD ADEQUATE OPPORTUNITY TO DO SO.  THIS RELEASE AGREEMENT SHALL BECOME EFFECTIVE AND IRREVOCABLE ON THE EIGHTH DAY AFTER EMPLOYEE’S EXECUTION OF IT AND THE COMPANY HAS COUNTERSIGNED IT, PROVIDED THAT EMPLOYEE HAS NOT FIRST REVOKED THIS RELEASE AGREEMENT DURING SUCH SEVEN DAY PERIOD.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have duly executed this Release Agreement as of the date first written above.

/s/ Steven Hoffman
Steven Hoffman
Date: 03/24/2022

TYME TECHNOLOGIES, INC.
By:
/s/ James Biehl
Name: James Biehl
Title: Chief Legal Officer

[Signature Page to Release Agreement]